Exhibit 10.6

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (this “Agreement”) dated as of September 20, 2006, is made by and between Diametrics Medical, Inc. (“DMED” and, together with its subsidiaries now or hereafter existing, the “Company”) and Ocean Park Advisors, LLC, a California limited liability company (“OPA”).

RECITALS

WHEREAS, the Company is in the process of raising preferred equity financing (the “Financing”) for the purpose of acquiring Vanguard Synfuels, LLC (“Vanguard”), a producer of biodiesel fuel located in Louisiana, and for working capital and growth capital purposes;

WHEREAS, the Company currently expects the closing of the Financing and of its acquisition of Vanguard (collectively, the “Closing”) to occur in mid-September; and

WHEREAS, the prospective investors for the Financing seek, and have conditioned their investment in the Company upon, the continuation of management services by the principals of OPA; the parties hereto desire to enter into this Agreement to set forth the basis on which, contingent upon the occurrence of the Closing, OPA will perform management services for the Company, all as set forth more fully in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and covenants set forth herein, and intending to be legally bound hereby, the parties to this Agreement hereby agree as follows:

1. Effectiveness of the Agreement. This Agreement shall become effective as of the date of the Closing (the “Closing Date”).

2. Engagement. The Company hereby engages OPA to perform management services for the benefit of the Company on the terms and conditions set forth in this Agreement. The Company is hereby obtaining from OPA the services set forth on Schedule 1 (the “Management Services”). All compensation for provision of the Management Services by OPA and the persons utilized by OPA to provide the Management Services shall be paid to OPA, and OPA shall indemnify the Company against any claims by any individual for unpaid services.

3. Duties.

(a) The provision of Management Services by OPA shall be subject to DMED’s Charter, Bylaws (including without limitation the provision that the business and affairs of DMED shall be managed by its Board of Directors (the “Board”)) and other governing documents, including committee charters, as well as applicable laws and regulations, including the regulations of any securities exchange on which DMED’s securities are listed or traded. For purposes of this Agreement, the Charter and Bylaws of DMED shall be deemed to mean the Charter and Bylaws of DMED as they exist today and, after the merger of DMED into Nexoil, Inc., shall be deemed to mean the Charter and Bylaws of DMED as they shall exist thereafter from time to time (including any future amendments).

(b) The parties acknowledge that W. Bruce Comer III (“Comer”) has previously been designated to serve as the Chief Executive Officer of DMED and Heng Chuk (“Chuk”) has previously been designated to serve as the Chief Financial Officer of DMED and that both serve in those capacities as of the date of this Agreement. Except as expressly set forth in this Agreement, DMED shall take all necessary actions so that Comer and Chuk will continue to serve in those capacities at DMED throughout the Term (as defined below) of this Agreement, including by adopting all necessary resolutions of the Board. Notwithstanding the preceding sentence, DMED shall have the right to remove Comer or Chuk from any position in the event that he is found by order of a court of competent jurisdiction finding directly liable for gross negligence or willful misconduct in connection with the provision of Management Services.

(c) Subject to the provisions of Section 3(a) and applicable law, OPA, Comer and Chuk (each such person, a “Representative” and collectively, the “Representatives”) shall be authorized to make decisions with respect to all aspects of the management and operation of the Company’s business, including without limitation organization and human resources, marketing and sales, logistics, finance, administration of day-to-day operations and such other areas as they may identify, in such manner as they deem necessary or appropriate in their reasonable judgment in a manner consistent with the business judgment rule and the provisions of applicable law.

(d) During the Term, OPA shall be entitled to nominate two directors to the Board (the “OPA Directors”). If any OPA Director is not elected to the Board or for any reason is not serving as a DMED director during the Term, then OPA shall have the right to nominate another person to serve as a director of DMED. As of the date of this Agreement, Comer and Chuk serve as directors of DMED.

(d) OPA shall cause its representatives, including expressly Comer and Chuk, to furnish such time at such locations as are reasonably necessary to perform the Management Services. Consequently, it is hereby understood and agreed that no individual person is required to devote his full time to this engagement, although it is expected that Comer, Chuk and several other persons employed by OPA will be devoting a substantial portion of their working time to the provision of Management Services during the Term. In furtherance of the foregoing, DMED shall include the OPA nominees in any proxy statement relating to the election of directors. If for any reason the OPA nominees are not elected to the Board, the Board shall create a vacancy on the Board and appoint the OPA directors to fill such vacancies in accordance with the bylaws of the Company.

(e) In undertaking to provide the services set forth herein, none of OPA or any other person or entity guarantees or otherwise provides any assurances that their efforts to build the Company’s operational and financial health and stability will be successful and, except for the amount referenced in Section 5(b), DMED’s obligation to provide the compensation specified under Section 5 hereof shall not be conditioned upon any particular results being obtained.

4. Term.

(a) The initial term of OPA’s engagement hereunder (the “Term”) shall be for one year commencing on the date of the Closing. The Term shall continue thereafter on a month-to-month basis unless terminated by either party upon 30 days’ advance written notice.

(b) If Milestones 7 and 8 as set forth on Schedule 4 have not been achieved by June 30, 2007, DMED shall have the unilateral option, exercisable by delivery of written notice to OPA on or before such date expressly referencing this Agreement and this Section 4(b), to extend the Term through December 31, 2007.

(c) DMED shall have the right to terminate the Management Services, effective upon 15 days advance written notice, if either Comer or Chuk, prior to the engagement of a new CEO and CFO, respectively, as contemplated by the terms of Schedule 1, are not actively engaged in the provision of Management Services whether due to death, disability or by reason of a material breach of this Agreement by OPA (it being understood and agreed that each of Comer and Chuk, in addition to pursuing other activities not related to or for the benefit of the Company may be on personal vacation for up to five weeks a year).

(d) Notwithstanding Section 4(b) above, OPA shall have the right to terminate the Management Services, effective upon 15 days advance written notice, at any time after the Milestones numbered 1 through 8 set forth on Schedule 4 have been achieved. If OPA does terminate this Agreement pursuant to this Section 4(d), then DMED shall have the right to, and OPA agrees to provide for a period not to exceed 60 days after the termination date, a transition of the Management Services reasonably requested by DMED at an hourly rate of $350/hour for services rendered by Comer or Chuk and $150/hour for services rendered by other persons utilized by OPA in the provision of the Management Services.

5. Compensation. The following compensation shall be payable to OPA for provision of the Management Services by OPA:

(a) Base Fee. DMED shall pay OPA a monthly fee (the “Base Fee”) of $75,000, pro-rated for partial months and payable in advance no later than the first day of every month during the Term. If the Term is extended pursuant to Section 4(b), the Fee shall be increased to $125,000 for such extended Term.

(b) Bonus Fees. DMED shall pay to OPA the following bonuses (collectively, the “Bonus Fees”).

(i) Commencing January 1, 2008, for each fiscal year ending during the Term, OPA will be eligible to receive bonus fees based on achievement of performance criteria established by the Board or the compensation committee thereof as soon as administratively practicable prior to the beginning of each such fiscal year. DMED shall pay the bonus fees for each fiscal year in accordance with procedures established by the Board, but in no event later than two and a half months following the end of such fiscal year.

(ii) OPA is eligible to receive bonus fees (the “Initial Bonus Fees”) based on achievement of the performance criteria set forth on Schedule 4. The Initial Bonus Fees, which, in aggregate, shall not exceed $400,000, shall be paid as set forth on Schedule 4.

(c) Stock Option Grant. The Company shall grant to OPA a stock option to purchase 2,069,109 shares of Company common stock at the strike price and vesting schedule as set forth in Schedule 2 (the “Stock Option”). The terms and conditions of the Stock Option shall be governed by and subject to the award agreement to be entered into between OPA and DMED, substantially in the form set out in Schedule 3, and shall be subject to the terms and conditions of DMED’s 2006 Incentive Compensation Plan. The Stock Option shall be granted on the date of this Agreement. OPA shall be eligible to be granted additional equity compensation awards as determined by the Board in its sole discretion.

(d) Expenses. During the Term, DMED shall reimburse OPA for all reasonable business expenses incurred in connection with the provision of Management Services in accordance with DMED’s policies in effect from time to time with respect to travel, entertainment and other business expenses for senior executives. The Company shall continue to lease office space and parking that shall be made available for use by OPA in connection with the provision of the Management Services.

(e) Potential Business Development Compensation. Promptly after the date hereof, the Company intends to engage a third-party compensation consultant to design a program to reward employees and consultants with potential additional compensation that may be paid in cash or equity securities for the development of new Company biodiesel projects. OPA will be eligible to participate in that program, and it will have the opportunity to discuss any proposed program with such consultant to the extent it reasonably desires to do so. OPA will have the opportunity to earn bonuses based on the development of such other projects according to the parameters set forth in such program.

(f) Other Benefits. Comer, Chuk and other persons performing Management Services shall also be entitled to coverage for services rendered to the Company while they serve as directors or officers of the Company under director and officer liability insurance policy(ies) maintained by the Company from time to time. No person rendering Management Services on behalf of OPA shall be entitled to receive other benefits (including, without limitation, employee welfare benefits) by virtue of this Agreement.

(g) In the event of any breach of this Agreement by the Company, the aggregate amount of (i) unpaid Base Fees, Bonus Fees and any other earned but unpaid compensation, (ii) unpaid expense reimbursements or other cash entitlement, (iii) Base Fees for the remaining Term and (iv) the aggregate of all unpaid Bonus Fees shall become immediately due and payable to OPA, irrespective of whether the corresponding milestones have been achieved. In addition, in such event, all DMED stock options issued to OPA shall become immediately vested notwithstanding the terms thereof.

6. Confidentiality. OPA shall cause each person engaged by it to perform Management Services, including, without limitation, Comer and Chuk, to enter into DMED’s form of Confidentiality and Invention Assignment Agreement attached hereto as Schedule 5 prior to performing any Management Services.

7. Representations and Warranties. Each party represents and warrants to the other party as follows:

(a) It is a legal entity duly organized and validly existing under the laws of the jurisdiction in which it was organized and has all requisite corporate power to enter into this Agreement.

(b) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein nor compliance by it with any of the provisions hereof will: (i) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to it or (ii) require the consent, approval, permission or other authorization of, or qualification or filing with or notice to, any court, arbitrator or other tribunal or any governmental, administrative, regulatory or self-regulatory agency or any other third party.

(c) This Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding agreement.

8. Indemnification.

(a) The Company shall indemnify and hold OPA, its principals, officers, shareholders, employees and agents harmless from and against any and all liability, demands, claims, actions, losses, interest, costs of defense and expenses (including, without limitation, reasonable attorneys’ fees) which arise out of or in connection with the acceptance of this Agreement and the performance of its duties hereunder except such acts or omissions as may result from the willful misconduct or gross negligence of OPA. Promptly after receipt by OPA of notice of any demand or claim or the commencement of any action, suit or proceeding relating to this Agreement, OPA shall promptly notify the Company in writing. IT IS EXPRESSLY THE INTENT OF THE COMPANY TO INDEMNIFY OPA AND ITS DIRECTORS, OFFICERS, SHAREHOLDERS, MEMBERS AND EMPLOYEES AND AGENTS FROM ERRORS IN JUDGMENT OR OTHER ACTS OR OMISSIONS NOT AMOUNTING TO WILFULL MISCONDUCT OR GROSS NEGLIGENCE.

(b) The parties acknowledge that Comer and Chuk have each entered into Indemnification Agreements with DMED dated as of August 4, 2006, in connection with their service as officers and directors of DMED (the “Indemnification Agreements”). Further, DMED shall, upon the execution and delivery of this Agreement, enter into an indemnification agreement with OPA for the benefit of OPA and all persons employed by OPA who render Management Services on substantially similar terms as the Indemnification Agreements.

9. Insurance.

(a) DMED has furnished to OPA a true, correct and complete copy of the following: Directors and Officers Go Forward Policy underwritten by National Union Fire Insurance Company of Pittsburgh, PA, Directors and Officers Runoff Policy underwritten by National Union Fire Insurance Company of Pittsburgh, PA and Commercial Liability Insurance underwritten by Markel International Inc. Co., LTD. (collectively, the “Policies” or individually referred to as a “Policy”) issued to DMED by various insurers as set forth herein (collectively, the “Insurer”). DMED represents that, to the best of DMED’s knowledge, the Policies are in full force and effect and that no event has occurred that constitutes or, with the passage of time or giving of notice would constitute, an event of default thereunder or that would otherwise give the Insurer any right to cancel such Policies. Promptly after OPA’s written request, DMED shall notify the Insurer of the appointment of any person performing Management Services who becomes an officer of DMED. DMED shall cause its insurance broker to send copies of all documentation and other communications regarding the Policies, including without limitation any renewal or cancellation thereof, to the attention of OPA, in the manner set forth herein, and OPA, Comer, Chuk and any person performing Management Services who becomes an officer of DMED shall have all indemnities available to the officers of DMED pursuant to DMED’s Charter and Bylaws. As long as the same can be done at a commercially reasonable cost, during the term of this Agreement, DMED shall maintain directors and officers liability insurance coverage, employment practices insurance coverage and fiduciary liability insurance coverage comparable as to terms (including without limitation the provisions or any similar provision regarding extension of the discovery period thereunder) and amounts not lower than those provided under the Policies, with any such replacement coverage being obtained from an insurer with a rating from a nationally recognized rating agency not lower than that of the Insurer presently providing such coverage. Upon any cancellation or nonrenewal of any Policies by any Insurer, as long as the same can be done at a commercially reasonable cost, DMED shall exercise its rights under the applicable clause of the relevant Policy to extend the claim period for a one-year “discovery period” and shall exercise such rights and pay the premium required thereunder within the 30-day period specified therein. DMED shall use commercially reasonable efforts, in connection with the next renewal of each Policy, to negotiate to obtain an option to extend the discovery period set forth in such Policies from one to three years, as long as the same can be obtained at a commercially reasonable cost.

(b) If a Change of Control (as defined below) occurs after the date hereof with respect to the Company within six years of the later of (i) the termination of the Term or

(ii) the date that Comer or Chuk both cease to serve as officers or directors of the Company (such later date, the “Termination Date”), then the Company shall purchase a “tail” directors and officers liability coverage policy that shall name Comer and Chuk as additional named insureds. The maximum coverage amount of such policy shall be appropriate for a Company of the type and size of the Company or the date the policy is purchased, but in any event, not less than $10 million. The term of the policy shall be not less than six years less the period of time lapsed since the Termination Date. “Change in Control” shall mean the first to occur of any of the following events:

(i) A transaction or series of transactions (other than an offering of equity securities by the Company) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition;

(ii) During any twelve-month period, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 5(i)(ii)(A) or Section 5(i)(ii)(C)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the twelve-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction that results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction.

10. Limitations on Liability. The Company agrees that OPA and its personnel will not be liable to the Company for any claims, liabilities, or expenses relating to this engagement in excess of the fees paid by them to OPA pursuant to this Agreement, unless there is a final, nonappealable order of a Court of competent jurisdiction finding OPA or its personnel performing Management Services liable for gross negligence or willful misconduct. In no event will OPA or any person or entity, or their personnel be liable for consequential, special, indirect, incidental, punitive or exemplary loss, damages or expenses relating to the provision of Management Services. These limitations on liability provisions extend to the employees, representatives, agents and counsel of OPA. The limitation on liability contained in this Agreement and the indemnification agreements referenced in Section 7 shall survive the completion or termination of this Agreement.

11. Independent Contractor; Taxes. The parties intend that OPA shall render services hereunder as an independent contractor, and nothing herein shall be construed to be inconsistent with this relationship or status. OPA and any person providing Management Services shall be solely responsible for any tax consequences by reason of this Agreement and the relationship established hereunder, and the Company shall not be responsible for the payment of any federal, state or local taxes or contributions imposed under any employment insurance, social security, income tax or other tax law or regulation with respect to OPA’s performance of management services hereunder. Notwithstanding anything in this Agreement to the contrary, the Company shall be entitled to effect any withholding from any amount payable by it pursuant to this Agreement to the extent required by law.

12. Non-Solicitation.

(a) OPA shall cause each person providing Management Services, including, without limitation, Comer and Chuk, to agree in writing for the benefit of the Company that, during the Term and for one year thereafter (the “Restricted Period”), he or she shall not directly or indirectly through another person or entity (i) induce, solicit, encourage or attempt to induce, solicit or encourage any employee of the Company (excluding Comer, Chuk and any employee of OPA, each of whom, for the avoidance of doubt, is not an employee of the Company) to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof; or (ii) induce, solicit, encourage or attempt to induce, solicit or encourage any customer, supplier, licensee, licensor, franchisee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation of the Company (including, without limitation, making any negative or disparaging statements or communications regarding the Company). OPA covenants that it will not, and it will advise members of senior management of OPA not to, make any negative or disparaging statements or communications regarding the Company or its employees or directors.

(b) During the Restricted Period, the Company shall not directly or indirectly through another person or entity (i) induce, solicit, encourage or attempt to induce, solicit or encourage any employee of OPA (including, without limitation, Comer and Chuk) to leave the employ of OPA, or in any way interfere with the relationship between OPA and any employee thereof; or (ii) induce, solicit, encourage or attempt to induce, solicit or encourage any customer, supplier, licensee, licensor, franchisee or other business relation of OPA to cease doing business with OPA, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation of OPA (including, without limitation, making any negative or disparaging statements or communications regarding OPA). The Company covenants that it will not, and it will advise members of senior management of the Company and its board of directors not to, make any negative or disparaging statements or communications regarding OPA or any person performing Management Services, including, without limitation, Comer and Chuk.

(c) If, at the time of enforcement of this Section 12, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Each party acknowledges that the restrictions contained in this Section 12 are reasonable and that it has reviewed the provisions of this Agreement with its legal counsel.

(d) Each party acknowledges that in the event of the breach or a threatened breach by the other party or any person performing Management Services of any of the provisions of this Section 12, the other party would suffer irreparable harm, and, in addition and supplementary to other rights and remedies existing in its favor, the non-breaching party shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by the Company, OPA or any person of this Section 12, the Restricted Period shall be automatically extended by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly cured.

13. Jurisdiction. Each of OPA and the Company hereby irrevocably and unconditionally (a) submits for itself and its property in any legal action or proceeding relating to this Agreement, to the non-exclusive general jurisdiction of the State of California, the Courts of the United States of America for the Central District of California located in Los Angeles County, California, and appellate courts from any thereof; (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) agrees that service of process in any such action or proceeding may be effected in any manner permitted by law and agrees that nothing herein shall affect the right to effect service of process in any manner permitted by law or shall limit the right to sue in any other jurisdiction; and (d) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary or punitive or consequential damages.

14. Survival of Agreement. Except as provided in this Agreement, the obligations set forth Sections 5, 10, 12 and 13 shall survive the expiration, termination, or supersession of this Agreement.

15. Amendments. Any amendment to this Agreement shall be made in writing and signed by the parties hereto.

16. Enforceability. If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted or as if such provision had not been originally incorporated herein, as the case may be.

17. Construction. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California.

18. Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by certified mail, postage prepaid or by an overnight delivery service, charges prepaid; addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee to the addressor:

If to the Company:	Diametrics Medical, Inc.
6033 West Century Blvd., Suite 850
Los Angeles, California 90045
Attention: Chairman of the Board

with a copy to:

Sidley Austin LLP
555 West Fifth Street; 40th Floor
Los Angeles, California 90013
Attn: Stephen D. Blevit, Esq.

If to OPA:	Ocean Park Advisors, LLC
5710 Crescent Park East, Suite 334
Playa Vista, California 90094
Attention: W. Bruce Comer III

Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

19. Waivers. No claim or right arising out of a breach or default under this Agreement shall be discharged in whole or in part by a waiver of that claim or right unless the waiver is supported by consideration and is in writing and executed by the aggrieved party hereto or his or its duly authorized agent. A waiver by any party hereto of a breach or default by the other party hereto of any provision of this Agreement shall not be deemed a waiver of future compliance therewith, and such provisions shall remain in full force and effect.

20. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which shall together constitute one and the same instrument.

21. Entire Agreement. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement among the parties hereto with regard to the subjects hereof and thereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

22. No Third Party Beneficiaries. This Agreement is for the sole and exclusive benefit of the Parties hereto and nothing herein, expressed or implied, shall give or be construed to give any person or entity, other than the parties hereto, any legal or equitable rights hereunder.

23. Assignment. Except as specifically stated in this Agreement, neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned or delegated by either party without the prior written consent of the other party, not to be unreasonably withheld. Any unauthorized assignment or delegation shall be null and void. Notwithstanding the foregoing, OPA may assign this Agreement to an affiliated entity for tax or organizational reasons, so long as the Management Services and the principal individuals providing such services (i.e. Comer and Chuk) shall be as contemplated herein. Furthermore, either party may, without the other’s consent, assign this Agreement to a present or future affiliate, successor in a merger or similar transaction or purchaser of all or substantially all of such party’s assets.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

DIAMETRICS MEDICAL, INC.

By:	/s/ Paul A. Galleberg
Name:	Paul A. Galleberg
Title:	Director

OCEAN PARK ADVISORS, LLC

By:	/s/ W. Bruce Comer III
Name:	W. Bruce Comer III
Title:	Chief Executive Officer

Signature Page to OPA Services Agreement

Schedule 1

Management Services

OPA will provide executive management services (the “Management Services”) to the Company, including, without limitation, fulfilling the duties typically performed by a chief executive officer and chief financial officer. The Management Services shall include:

•	Developing the Company’s business plan and strategy;

•	Establishing corporate infrastructure that is appropriate for a publicly-traded company at the Company’s stage of development;

•	Managing the day-to-day operations of the Company and overseeing the activities of the Company’s operating units;

•	Preparing the Company’s financial statements and disclosure filings as required by the SEC and applicable law;

•	Preparing for and holding Company board meetings;

•	Undertaking, as necessary, capital-raising efforts; and

•	Leading business development functions such as deal pipeline generation, conducting due diligence and negotiating transactions.

OPA shall provide during the Term approximately five full-time-equivalent persons (FTEs) to perform the Management Services. As noted in the Agreement, it is hereby understood and agreed that no individual person is required to devote his full time to this engagement, although it is expected that Comer, Chuk and several other persons employed by OPA will be devoting a substantial portion of their working time to the provision of Management Services during the Term.

It is understood and agreed that the Management Services to be provided by OPA do not encompass all services required to manage the Company and that the Company will need to utilize, at the Company’s cost, additional specialists. These specialists may include, without limitation, legal, tax, environmental, accounting, investor relations, website design and other advisory persons.

Schedule 1

Schedule 2

Stock Option Grant

DMED shall grant OPA a Stock Option to purchase 2,069,109 shares of DMED common stock, at a strike price of $0.758754, vesting on the date that the following conditions are first satisfied:

a)	the majority of the voting power of eligible stockholders of DMED has approved a re-incorporation of DMED into Delaware, or any such action that results in an increase in the authorized shares of Company common stock sufficient for or exceeding the maximum number of shares for which the Stock Option is exercisable, and

b)	the closing sale price of the Company’s Common Stock on the OTC Bulletin Board, the NASDAQ Stock Market, the New York Stock Exchange, the American Stock Exchange or any other established United States stock exchange is greater than $1.33 per share.

Schedule 2

Schedule 3

Form of Stock Option

Schedule 3

Schedule 4

Initial Bonus Fees

OPA understands and agrees that not all of these Initial Bonus Fees are under the unilateral control of OPA, but it agrees to use its reasonable commercial efforts to achieve each milestone as promptly as commercially practical.

Milestone Number	Milestone	Applicable Initial Bonus Fee	Achievement Criterion
1.	DMED stockholder meeting and vote	$50,000	Hold DMED stockholder meeting and vote on re-incorporation in Delaware, increase in authorized common shares, etc.

2.	DMED registration statement filing	$25,000	File DMED registration statement with the SEC as contemplated by transaction documents

3.	DMED registration statement effectiveness	$50,000	SEC declares DMED registration statement “effective” after all required amendments are made

4.	Establish finance and accounting function (recruit accounting professional(s) and establish appropriate accounting controls and procedures so that the Company has a functioning accounting department appropriate for its size)	$50,000	Achievement determined in reasonable discretion of the Compensation Committee of the Board. First review date shall be 12/1/2006.

5.	Establish insurance and risk management function (to review the Company’s insurance program and renew or amend policies), and renew or replace D&O policy.	$50,000	Achievement determined in reasonable discretion of the Compensation Committee of the Board. First review date shall be 12/1/2006.

6.	Establish and maintain investor relations function to communicate appropriately with investors, create and manage a Company website, design a new corporate logo, etc.	$50,000	Achievement determined in reasonable discretion of the Compensation Committee of the Board. First review date shall be 2/1/2007.

Schedule 4

7.	Hiring of a replacement CEO approved by the DMED board.	$37,500	Acceptance of the offer by the offeree.

8.	Hiring of a replacement CFO approved by the DMED board.	$37,500	Acceptance of the offer by the offeree.

9.	Stock market listing	$50,000	Effectiveness of listing on NASDAQ, AMEX, NYSE or London Stock Exchange

•	Each Applicable Initial Bonus Fee shall be payable within five business days after fulfillment of the applicable Achievement Criterion, after direction by the Compensation Committee of the DMED Board of Directors.

•	In order to receive each Applicable Initial Bonus Fee, fulfillment of the applicable Achievement Criterion must occur during the Term.

•	Milestones may be achieved in any order.

Schedule 4

Schedule 5

Form Of Confidentiality And Invention Assignment Agreement

Schedule 5